Exhibit 5.14

CONSENT OF MIGUEL MARCELO ROLDÁN

The undersigned hereby consents to the use of the undersigned’s name and the technical and scientific information which is included in, or incorporated by reference into, the registration statement on Form F-10 of Aris Mining Corporation being filed with the United States Securities and Exchange Commission, and any amendments or exhibits thereto.

/s/ Miguel Marcelo Roldán
Name: Miguel Marcelo Roldán, FAusIMM
Date: July 30, 2026